Exhibit 6.10

PURDUE

UNIVERSITY

IDENTIFYSENSORS/PURDUE/PRF STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT (“Agreement”), made as of July 27, 2020 (“Effective Date”), by and among IdentifySensors (“IDENTIFYSENSORS” or “Sponsor” or “Company”), a set of businesses comprising IdentfySensors, LLC, an Ohio company, IdentifySensors Fresh Food Enterprises LLC (“ISFFE”), an Ohio company, and IdentifySensors Biologics Corp. (“ISB”), a Delaware corporation, having their principal places of business at 20600 Chagrin Blvd. Shaker Heights, OH 44122; and, Purdue Research Foundation (“PRF”), 1281 Win Hentschel Blvd., West Lafayette, Indiana 47906; and Purdue University (“Purdue” or “University”), 610 Purdue Mall, West Lafayette, Indiana 47907-2040, (each a “Party” and collectively the “Parties”).

Recitals:

1.	WHEREAS, IDENTIFYSENSORS is a for profit, high technology sensor company that produces sensors for medical diagnostics, the food supply chain, leak detection in chemical factories and refineries; and the communication networks therefor; and is the holder of numerous patents for such systems.

2.	WHEREAS, IDENTIFYSENSORS seeks to work in partnership with PRF and Purdue and in particular their engineering and molecular biology experts to develop high tech and proprietary sensors for the Internet of Things (“IoT”).

3.	WHEREAS, Purdue is a top tier public, land grant, research university known for its educational programs and discoveries in Engineering, Science, Polytech, Agriculture and more.

4.	WHEREAS, PRF is a nonprofit organization whose central purpose is to advance Purdue’s quest for preeminence in discovery, learning, and engagement through effective stewards of assets and the promotion of Purdue’s education and research missions by various means.

5.	WHEREAS, this Agreement specifies the mutual objectives and obligations of Parties with regard to the visioning, steering, financing and collaborating on projects of interest to them.

Partnership Goals:

1.                  To engage Purdue faculty in the development of various detection devices for pathogens like, but not exclusively, SARS-CoV-2, and food-borne pathogens.

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2.                  To engage Purdue faculty in the development of various sensors for detection of gases, chemicals and other analytes. Such sensors can include electrochemical sensors that use doped or undoped nanoparticles or bioreagent layers.

3.                  To engage Purdue faculty in the improvement of IdentifySensors’ detection platforms including increasing sensor sensitivity and specificity of target analytes as well as produce antifouling agents, gels (hydrogel, sol-gel and aero-gel) polymers, coatings and technologies that help sensor stability and prolong accurate readings in the food cold chain.

4.                  To engage Purdue service facilities and roll-to-roll capabilities for scale-up manufacturing of thin film, paper-based nanoelectronic devices and various printing of sensors and microelectronics.

The key technologies referenced include:

•	Print nanometer layered films
•	Polymer and other coatings for enhanced sensor stability
•	Hydrogels and other substances or gels such as sol-gel and aero-gel
•	Electrochemical sensors or other types of sensors at nanoscale
•	E-DNA sensors
•	Biosensors

NOW, THEREFORE, the parties hereto agree:

Article 1 - Definitions

As used in this Agreement, the following terms will have the following meanings:

1.1 “Affiliate”: means any entity which controls, is controlled by, or is under common control with another person or entity. For purposes of this definition only, “control” means (a) to possess, directly or indirectly (through one or more intermediaries), the power to direct the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such entity.

1.2 “Alliance Period” means August 1, 2020 through July 31, 2025.

1.3 “Annual Plan” means the overarching goals and objectives of the strategic alliance between Purdue and IDENTIFYSENSORS that includes Projects, Program Areas, and Research Plans. The Annual Plan will be reviewed at least on an annual basis by the Joint Steering Committee.

1.4 “Deliverable” means educational material, report or material supplied by Purdue Personnel to IDENTIFYSENSORS as evidence or analysis of research outcomes generated in the performance of the Project, including but not limited to any final report or information or material identified for delivery pursuant to Article 4 or Appendix A. Purdue Background Intellectual Property is excluded from the definition of a Deliverable.

1.5 “Gross Receipts” means the amounts received by or on behalf of IDENTIFYSENSORS, an Affiliate, or a Sublicensee, if applicable, in payment for the possession, use, manufacture, sale, or right to sell Licensed Product(s) or any use-rights in Licensed Product(s), whether as a distributor, reseller, end-user, or otherwise; less the following, to the extent actually taken or occurred: (i) product returns; (ii) excise and sales taxes, VAT; (iii) tariffs specific to the Licensed Product; and (iv) customer reimbursement of enumerated third-party delivery charges. No adjustment or deduction from Gross Receipts shall be made or permitted for sales commissions, internal sales to Affiliates, or collection costs.

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1.6 “IDENTIFYSENSORS Background Intellectual Property” means, with respect to a particular Project, the Intellectual Property possessed by IDENTIFYSENSORS prior to participation in the Project as of the date of this Agreement.

1.7 “IDENTIFYSENSORS Personnel” means any fellows, technicians, scientists or employees of IDENTIFYSENSORS who are working on the Project collaborating with Purdue Personnel or working under the functional supervision of IDENTIFYSENSORS.

1.8 “Intellectual Property” means all intellectual property rights worldwide, existing under statute or at common law or equity, in force or recognized now or in the future, including: (1) copyrights, trade secrets, trademarks, service marks, patents, inventions, designs, logos, trade dress, mask works, publicity rights, and privacy rights; and (2) any application or right to apply for these rights, and all renewals, extensions, and restorations. Intellectual Property includes all copyrightable works (other than academic publications copyrighted by Purdue Personnel), all research data and tangible research materials, and all inventions and discoveries.

1.9 “Joint Intellectual Property” means Intellectual Property originating jointly from one or more Purdue Personnel and one or more IDENTIFYSENSORS Personnel in the performance of the Project.

1.10 “Licensed Product” means a product or service, the development, manufacture, use, or sale of which uses the Project IP or any information disclosed in the Project IP. Products or services comprised solely of IDENTIFYSENSORS Background Intellectual Property is not Licensed Product.

1.11 “Program Areas” means an overarching research objective described in Article 2 and modified from time to time by the Joint Steering Committee (JSC) described in Article 6 and Appendix B.

1.12 “Project” means a specific scope of work with a research, education or service objective under a Program Area for which a Research Plan has been defined in Appendix A, attached hereto and made a part hereof, under the direction of Purdue Personnel. Project includes all research described in Appendix A as well as all Intellectual Property arising out of the performance of such Project.

1.13 “Project Costs” means all costs of the Project including wages, salaries, travel expenses, equipment costs, consumables costs, lab use fees, and facility and administrative costs. These costs are spelled out in Article 5, and Appendix A.

1.14 “Project IP” means, collectively, Purdue Intellectual Property and the contribution of Purdue Personnel to Joint Intellectual Property, and the corresponding legal protections (whether by patent, copyright, or otherwise) in any or all of the foregoing.

1.15 “Purdue Background Intellectual Property” means Purdue Intellectual Property of or controlled by Purdue, Principal Investigator, Purdue Personnel, or any combination of the foregoing, that predates the commencement of the Project, or in which any of the foregoing obtains rights on or after such commencement but separate and apart from the Project. Purdue Background Intellectual Property must be identified in Appendix A prior to the commencement of the Project, or, if occurring after commencement of a Project, in an amendment to the Appendix A.

1.16 “Purdue Intellectual Property” means Intellectual Property originating from one or more Purdue Personnel (but not jointly with any IDENTIFYSENSORS Personnel) in the performance of the Project.

1.17 “Purdue Personnel” means the Principal Investigator and Purdue fellows, students, technicians, scientists, and other Purdue employees working on the Project. Purdue will not allow anyone to work on the Project other than Purdue Personnel.

1.18 “Research Plan” means, on a Project-by-Project basis, a detailed written plan, including one based on a Research Plan proposal, that is approved by the Joint Steering Committee (JSC) and sets forth (i) the Project objectives to be obtained by the Parties in performing such Project; (ii) the roles and responsibilities of each Party in conducting such Project (i.e., the Project activities to be performed by each Party), including identification of key personnel, including Principal Investigators; (iii) any written reports, data, information, results, Deliverable, and materials with respect to the Project activities, and the form thereof; (iv) the period of performance for Project, and any deadlines for the performance of such activities and the delivery of any Deliverables in accordance with such plan; (v) and, any indicators or measurements to be used by the Parties to evaluate the quality or performance of such activities and the related Deliverables.

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1.19 “Sublicense” means an agreement or arrangement between IDENTIFYSENSORS and a third party by which the third-party is granted a right, license or other permission to use, in whole or in part, any part of the Project IP. The holder of a Sublicense is a “Sublicensee.”

Article 2 – Nature of Relationship: Agreement Scope

2.1 The Strategic Alliance between the Parties under this Agreement shall be collaborative in nature where Purdue shall provide access to recharge centers, faculty expertise and other research resources in areas of mutual interest, aimed at supporting continued research and development efforts to support their mission. The initial planned collaborations under this Agreement include but are not limited to the following, as amended from time to time as approved by the established IDENTIFYSENSORS/Purdue Joint Steering Committee.

Key Program Areas for Collaboration: The key elements of success for achieving the identified goals are developing technology transfer and commercialization capability, infrastructure development, and intellectual capacity building. Based upon these elements of success, possible programs are:

•	In this project, we aim to detect two different targets: i) the SARS-CoV2 viral nucleic acid and ii) optimize an IdentifySensors’s sensor for evaluation of fish freshness using either XOD or graphene to detect Hx or X. See Appendix A for further delineation.

These Program Areas will be fulfilled through the following types of collaborations which will be identified in the Project specific Research Plan:

•	Fundamental and Applied Collaborative Research Projects
•	Staff, Student and Faculty Exchange Programs
•	Education & Workforce Development
•	Technical and Professional Services
•	Consulting
•	Testing
•	Co-location on the West Lafayette Campus to support student engagement, collaborative research, and possible technical centers that address strategic technologies

Article 3 – Identification of Projects, Research Work and Research Plan

3.1 For the conduct of each Project, IDENTIFYSENSORS and Purdue will submit a Research Plan (Appendix A) that will define the scope and details of the Project. Each Research Plan will specify, at a minimum, the names of the principal investigators from both IDENTIFYSENSORS and Purdue, a Project title, a statement of work that shall describe the work to be performed in connection with the Project, key Project milestones, the Project period of performance and any other terms and conditions (such as special confidentiality arrangements) as may be appropriate. Purdue will use reasonable efforts to complete the Project on the terms and conditions specified in the Research Plan and this Agreement.

3.2 The Research Plans for each Program Area shall be approved by IDENTIFYSENSORS and Purdue in accordance with the Governance Plan in Article 6.

3.3 Any material change to a Research Plan, the availability of the principal investigator(s) or Purdue Personnel and IDENTIFYSENSORS Personnel, the project period or the Project Costs for any Project will require an amendment of the Research Plan, which must be approved by IDENTIFYSENSORS and Purdue in accordance with the Governance Plan identified in Article 6.

3.4 Purdue will use reasonable efforts to perform the Project(s) in a timely manner substantially in accordance with the Research Plan. At least forty-five (45) days in advance of the proposed start date, Purdue and IDENTIFYSENSORS will propose Research Plans in a form per Appendix A for the proposed Project. The Joint Steering Committee described in Article 6 will make a Project evaluation, at which time they may elect to award the particular Project. The Joint Steering Committee shall provide written notice of its determination. During the course of a Project, the Joint Steering Committee will evaluate the Project’s progress, at which time they may elect to extend or stop the particular Project. In the event a decision is made to stop a Project, IDENTIFYSENSORS will allow Purdue to recover incurred expenses and non-cancellable obligations {including purchases already committed, graduate students, post-doctoral researchers, related in-direct costs and IP Fee (as defined in Section 5.1) (if applicable as listed in Appendix A)} with the IDENTIFYSENSORS funds allocated to the Project and to determine another Project to take its place. Purdue will promptly deliver to IDENTIFYSENSORS all Deliverables in existence, in any form, at the determination date to IDENTIFYSENSORS and provide a final report. IDENTIFYSENSORS will have rights in those Deliverables under Article 8.

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3.5 Parties may at any time elect to change the Project scope or Project period upon the mutual written agreement of both parties, which must be approved by IDENTIFYSENSORS and Purdue in accordance with the Governance Plan identified in Article 6. On notice of a change, the Parties will work together to revise the Project accordingly, which may include a payment adjustment.

3.6 Purdue will provide a current and accurate annual status report, in a form to be mutually agreed upon, that details project status, progress to milestones, updates on possible publications, any new Purdue Background Intellectual Property that is proposed to be introduced into the project, and any other mutually-agreed information. Purdue will use its reasonable efforts to avoid delays and will promptly notify IDENTIFYSENSORS of any likely delays, including estimates of the delay and its effect on performance. Purdue Personnel will make themselves available for status meetings as and when requested by IDENTIFYSENSORS; provided, however, that these meetings may be held through electronic means of communication when so requested by either Party.

3.7 In the event of a permanent change in institutional affiliation of the Principal Investigator for that Principal Investigator becomes unavailable to continue work on Project for reasons outside of the control of Purdue or IDENTIFYSENSORS, then Purdue and IDENTIFYSENSORS shall mutually agree on one of the following options regarding the Project: (a) reassign the Project to a new Principal Investigator within the University, or (b) cancel the Project in accordance with the provisions in Article 3.4. Purdue will first discuss these options internally at the departmental and institutional level, and will make a recommendation to IDENTIFYSENSORS, for IDENTIFYSENSORS’s consideration and approval. If IDENTIFYSENSORS and Purdue cannot agree within ninety (90) days, then either Party may terminate the Project.

Article 4 – Deliverables and Confidentiality

4.1 The Deliverables, including the final report, will be submitted by Purdue, through the Principal Investigator(s) for the Project, in accordance with the schedule in Appendix A (or otherwise within sixty (60) days of the conclusion of the Project for any Deliverables not specified in such schedule).

4.2 All written and oral information relating to the Project will be considered confidential and not be disclosed by Purdue Personnel or IDENTIFYSENSORS Personnel to any third party without either compliance with the publication provisions outlined in Article 8 for a proposed disclosure that is part of a publication or presentation or obtain prior written approval of the other party in all other situations as required by this Article 4.2. Approval under this article must be sought in writing from the representative identified in Article 11.1 at least 30 days before the proposed disclosure; except for any and all information that is currently in the public domain.

Article 5 - Costs and Payments

5.1 In consideration for Purdue’s performance of its obligations under each applicable Research Plan, in accordance with the terms and conditions contained herein, funding for each Project will be paid upon acceptance and approval of each Research Plan. The total Project Costs will be allocated during the term based on the total budgets for each of the approved Projects. The IDENTIFYSENSORS agrees to pay the total Project Costs of each Project upon execution of the Research Plan (Appendix A), unless otherwise agreed to in the Research Plan. Any applicable intellectual property fees associated with a Research Plan as set forth in Appendix A will be paid upon execution of the Research Plan (“IP Fee”).

5.2 In the event of termination of this Agreement for any reason before expiration of the Alliance Period, IDENTIFYSENSORS will pay all Project Costs contemplated as part of the Project, actually and timely incurred, and not cancelable by Purdue as of the date of termination. Termination of this Agreement before expiration of the Alliance Period also terminates IDENTIFYSENSORS’s obligation to pay any remaining amount of Project Costs from a Research Plan described in Article 5.1.

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5.3 Purdue shall retain title to any equipment purchased with funds provided by IDENTIFYSENSORS under this Agreement that is authorized and intended to be located at Purdue.

5.4 Purdue will not be obligated to spend any funds on this Project other than those provided by IDENTIFYSENSORS under this Article 5 and specified in Appendix A.

Article 6 – Joint Steering Committee and Governance Plan

6.1 IDENTIFYSENSORS and Purdue shall establish a Joint Steering Committee consisting of a four to six (4 to 6) member team agreed by the Parties. It is anticipated that initially the Joint Steering Committee will consist of the same number of members (two to three (2 to 3) individuals) from each Party. In the case of Purdue, one such member shall be a representative from PRF. The individuals on the Joint Steering Committee may be changed by the Party with whom they are affiliated upon written notice to the other Party, without formal amendment of this Agreement. Deadlock will be resolved by submitting the matter to be resolved through direct friendly negotiations between each Parties’ most senior designated officers or representatives having appropriate authority.

6.2. The responsibilities of the Joint Steering Committee shall include, without limitation: (1) reviewing, revising, and approving the Annual Plan including: project scope goals and milestones; (2) reviewing research priorities and discussing which Project(s) shall be pursued by the Parties under this Agreement; (3) reviewing Project progress; and (4) dispute resolution. The Joint Steering Committee shall meet either in-person or virtually, no less than twice per year.

6.3. The structure, functioning and additional supporting levels of the Governance Plan is further described in Appendix B.

6.4 Purdue, through its Office of Industry Partnerships, will provide IDENTIFYSENSORS with a partnership/alliance manager for the period of this Agreement to coordinate and facilitate all aspects of this Strategic Alliance Agreement in order to ensure a successful partnership.

6.5 IDENTIFYSENSORS will provide an alliance manager for the period of this Agreement to collaborate with the Purdue alliance manager. The IDENTIFYSENSORS alliance manager will also be responsible for coordinating IDENTIFYSENSORS staff and is charged with exploring areas of interest with the Annual Plan to identify potential new projects.

Article 7 – Facilities Use

7.1 From time to time IDENTIFYSENSORS Personnel will be invited to Purdue facilities and laboratories.

7.1.1 Appointments of IDENTIFYSENSORS Personnel may be made at any time by written agreement between IDENTIFYSENSORS and Purdue through the granting of a Visiting Scholar Offer Letter (Appendix C).

7.1.2 The limited permission, which applies during the term of the this Agreement, allows IDENTIFYSENSORS’s Personnel to access and use designated equipment and space in Purdue’s facilities, including office space, in furtherance of the research objectives in this Agreement. Such access will be identified on a Research Plan (Appendix A) by selecting Track 5 Facility Use (Article 8.2.5) and incorporating by reference the specific facility use rate and term sheet appropriate for the facility/equipment use.

7.1.3 IDENTIFYSENSORS may not access or use other facilities than as provided herein, unless a separate written agreement is reached. IDENTIFYSENSORS is prohibited from accessing or attempting to access any research data or other confidential information possessed or maintained by any Purdue researcher, any sponsor of research at the facility, or any other user of the facility. IDENTIFYSENSORS shall cooperate with all inquiries, restrictions, and limitations made by Purdue from time to time for the protection and management of confidential information at the Facility.

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7.1.4 Purdue Personnel and IDENTIFYSENSORS Personnel may not use equipment until Purdue’s Principal Investigator or his/her designee is satisfied that each of the Purdue Personnel or IDENTIFYSENSORS Personnel is fully trained and competent to use the equipment. All training required by Purdue for IDENTIFYSENSORS Personnel to access facility and use of equipment will be provided by Purdue in a timely manner and free of cost, except as may otherwise be provided in the budget.

7.1.5 IDENTIFYSENSORS Personnel will at all times (i) observe all Purdue rules and regulations while on Purdue property, including but not limited to rules and regulations designed to protect the safety of persons and property, and (ii) follow the directions and instructions of Purdue Personnel with respect to the of the equipment and the facility, and otherwise with respect to IDENTIFYSENSORS’s activities while on university property as outlined in this Article 7 and described in the IDENTIFYSENSORS Visiting Scholar Appointment letter, a copy of which is attached as Appendix C to this Agreement.

Article 8 - Intellectual Property and Publication

8.1 PRF owns and manages Project IP on behalf of Purdue. The interests of Purdue Personnel in Purdue Intellectual Property and Joint Intellectual Property shall be assigned to and managed by PRF.

8.2 By preselection in the Research Plan on a Project by Project basis, the Project IP will be handled in accordance with the corresponding track below:

8.2.1 Track 1 - Standard Research (NON-EXCLUSIVE INTERNAL RESEARCH & DEVELOPMENT LICENSE & OPTION FOR EXCLUSIVE LICENSE) - Upon the election and approval of Track 1 in the Research Plan (Appendix A) and conditional on IDENTIFYSENSORS’s full and complete performance of its obligations under this Agreement and any applicable Projects, the following rights and obligations shall apply:

8.2.1.1 IDENTIFYSENSORS shall be automatically vested with a non-exclusive, royalty-free license to use Project IP for internal research and development purposes.

8.2.1.2 PRF grants IDENTIFYSENSORS a first option to exclusively license Project IP (subject to a retained license in favor of Purdue for research, scholarly use, teaching, education, and other similar uses incidental to the foregoing, including without limitation sponsored research and collaborations), and agrees to reasonably timely notify IDENTIFYSENSORS of the Project IP in writing (“Exclusive Track 1 Option”). This notification will identify all contributors of the disclosed Project IP and the final inventorship and ownership of the corresponding intellectual property will be determined at the time of drafting and filing the intellectual property. IDENTIFYSENSORS agrees to notify PRF in writing within sixty (60) days of receipt of notice of the optioned Project IP (“Exclusive Track 1 Option Term”) whether or not IDENTIFYSENSORS wishes to exercise the Exclusive Track 1 Option. If IDENTIFYSENSORS does not notify PRF prior to expiration of the Exclusive Track 1 Option Term, the Exclusive Track 1 Option shall automatically expire without notice from PRF, and PRF may dispose of or protect the noticed Project IP in its discretion. Provided IDENTIFYSENSORS notifies PRF of its desire to exercise the Exclusive Track 1 Option prior to the expiration of the Exclusive Track 1 Option Term, the exclusive license available to IDENTIFYSENSORS from PRF pursuant to the Exclusive Track 1 Option shall be as follows:

8.2.1.3 PRF and IDENTIFYSENSORS shall negotiate in good faith the terms of an exclusive license which shall be in PRF’s standard form, and will contain terms and conditions customary to copyright, patent and technology licenses normally granted by PRF, including without limitation: a defined licensed field; terms consistent with the provisions of U.S. law applicable to intellectual property funded in whole or in part by the U.S. Government; a reservation of the rights to practice and to grant other not-for-profit organizations the right to practice the Project IP for research, teaching and other incidental educational purposes; license fees; royalty payments; milestone payments; reimbursement of expenses; commercially reasonable due diligence obligations for the development and commercialization of the Project IP, the right of PRF to terminate the license for failure to meet specified due diligence milestones; liability limitations; warranty disclaimers consistent with an “as is” license; and indemnity and insurance provisions in favor of PRF and Purdue University. The negotiation shall be for a period commencing on the date PRF receives IDENTIFYSENSORS’s written notice exercising the Exclusive Option and ending ninety (90) days thereafter (or such longer periods as the parties may mutually agree) (the “Exclusive Negotiation Period”). During the Exclusive Negotiation Period, any expenses incurred as a result of IDENTIFYSENSORS’s specific instruction to PRF related to the protection or maintenance of the subject Project IP shall be reimbursed to PRF by IDENTIFYSENSORS within thirty (30) days from the date of invoice to IDENTIFYSENSORS and shall bear interest according to the terms stated on its face. Under Track 1, PRF is the sole party authorized to file and prosecute a patent or trademark applications or copyright registrations for any Purdue Intellectual Property or Joint Intellectual Property. Counsel for these applications will be jointly chosen by PRF and IDENTIFYSENSORS and PRF will engage said counsel. PRF will provide IDENTIFYSENSORS with reasonable opportunity to comment and provide input as to all prosecution and filing activities and will consider all comments and input in good faith to maximize the value of the Purdue Intellectual Property or Joint Intellectual Property.

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8.2.2 Track 2 - Up Front CNERF (COMMERCIAL NON-EXCLUSIVE ROYALTY-FREE LICENSE “CNERF” & OPTION FOR EXCLUSIVE LICENSE) - Upon the election and approval of Track 2 in the Research Plan (Appendix A) and conditional on IDENTIFYSENSORS’s full and complete performance of its obligations under this Agreement and any applicable Projects, the following rights and obligations shall apply:

8.2.2.1 IDENTIFYSENSORS shall be automatically vested with a non-exclusive, royalty-free license to use Project IP for internal research and development purposes.

8.2.2.2 IDENTIFYSENSORS shall pay a ten percent (10%) fee calculated on the total Project Cost or Ten Thousand Dollars ($10,000 USD), whichever is greater, charged as part of the Project budget (“CNERF IP Fee”). The CNERF IP Fee shall be due and payable upon execution of the Research Plan.

8.2.2.3 Upon IDENTIFYSENSORS’s election of Track 2 Up Front CNERF at the time of approval of the Research Plan (Appendix A), and payment of the CNERF IP Fee upon execution of the Research Plan, IDENTIFYSENSORS shall have the following rights:

(a) An option to elect to have a commercial, non-exclusive, perpetual, royalty-free license to the Project IP (to use, make, have made, import, sell or offer for sale, the Project IP) (a “CNERF Option”), which shall expire sixty (60) days following the reporting of the Project IP by PRF to IDENTIFYSENSORS (“CNERF Option Term”). This reporting of Project IP will identify all contributors of the disclosed Project IP and the final inventorship and ownership of the corresponding intellectual property will be determined at the time of drafting and filing the intellectual property. IDENTIFYSENSORS agrees to notify PRF in writing within the CNERF Option Term whether or not IDENTIFYSENSORS wishes to exercise the CNERF Option. If IDENTIFYSENSORS does not timely notify PRF, the CNERF Option shall automatically expire without notice from PRF, and PRF may dispose of or protect the noticed Project IP in its discretion. The commercial non-exclusive license available to IDENTIFYSENSORS from PRF pursuant to the CNERF Option shall be as follows:

(i) PRF and IDENTIFYSENSORS shall negotiate in good faith the terms of a non-exclusive license which shall be in PRF’s standard form, and will contain terms and conditions customary to copyright, patent and technology licenses normally granted by PRF, including without limitation: a defined licensed field; terms consistent with the provisions of U.S. law applicable to intellectual property funded in whole or in part by the U.S. Government; a reservation of the rights to practice and to grant other not-for-profit organizations the right to practice the Project IP for research, teaching and other incidental educational purposes; reimbursement of expenses; commercially reasonable due diligence obligations for the development and commercialization of the Project IP, liability limitations; warranty disclaimers consistent with an “as is” license; and indemnity and insurance provisions in favor of PRF and Purdue University.

(ii) The negotiation shall be for a period commencing on the date PRF receives IDENTIFYSENSORS’s notice exercising the CNERF Option and ending ninety (90) days thereafter (or such longer periods as the parties may mutually agree) (the “CNERF Negotiation Period”). During the CNERF Negotiation Period, any expenses incurred as a result of IDENTIFYSENSORS’s specific instruction to PRF related to the protection or maintenance of the subject Project IP shall be reimbursed to PRF by IDENTIFYSENSORS within thirty (30) days from the date of invoice to IDENTIFYSENSORS and shall bear interest according to the terms stated on its face. PRF is the sole party authorized to file and prosecute a patent or trademark applications or copyright registrations for any Purdue Intellectual Property or Joint Intellectual Property.

(b)   An option to elect to have a commercial, exclusive, royalty-bearing license to the Project IP (to use, make, have made, import, sell or offer for sale, the Project IP, subject to a retained license in favor of Purdue for research, scholarly use, teaching, education, and other similar uses incidental to the foregoing) (an “Exclusive Track 2 Option”), which shall expire sixty (60) days following the reporting of the Project IP to IDENTIFYSENSORS (“Exclusive Track 2 Option Term”). This reporting of Project IP will identify all contributors of the disclosed Project IP and the final inventorship and ownership of the corresponding intellectual property will be determined at the time of drafting and filing the intellectual property. The commercial exclusive license available to IDENTIFYSENSORS from PRF pursuant to the Exclusive Track 2 Option shall be as follows:

(i) PRF and IDENTIFYSENSORS shall negotiate in good faith the terms of an exclusive license which shall be in PRF’s standard form, and will contain terms and conditions customary to copyright, patent and technology licenses normally granted by PRF, including without limitation: a defined licensed field; terms consistent with the provisions of U.S. law applicable to intellectual property funded in whole or in part by the U.S. Government; a reservation of the rights to practice and to grant other not-for-profit organizations the right to practice the Project IP for research, teaching and other incidental educational purposes; license fees; royalty payments; milestone payments; reimbursement of expenses; commercially reasonable due diligence obligations for the development and commercialization of the Project IP, the right of PRF to terminate the license for failure to meet specified due diligence milestones; liability limitations; warranty disclaimers consistent with an “as is” license; and indemnity and insurance provisions in favor of PRF and Purdue University.

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(ii) The negotiation shall be for a period commencing on the date PRF receives SOLARGISE’s written notice exercising the Exclusive Track 2 Option and ending ninety (90) days thereafter (or such longer periods as the parties may mutually agree) (the “Exclusive Track 2 Negotiation Period”). During the Exclusive Track 2 Negotiation Period, any expenses incurred as a result of SOLARGISE’s specific instruction to PRF related to the protection or maintenance of the subject Project IP shall be reimbursed to PRF by SOLARGISE within thirty (30) days from the date of invoice to SOLARGISE and shall bear interest according to the terms stated on its face. Under Track 2, PRF is the sole party authorized to file and prosecute a patent or trademark applications or copyright registrations for any Purdue Intellectual Property or Joint Intellectual Property. Counsel for these applications will be jointly chosen by PRF and SOLARGISE and PRF will engage said counsel. PRF will provide SOLARGISE with reasonable opportunity to comment and provide input as to all prosecution and filing activities and will consider all comments and input in good faith to maximize the value of the Purdue Intellectual Property or Joint Intellectual Property.

(c)    If IDENTIFYSENSORS does not elect the CNERF Option or the Exclusive Track 2 Option, IDENTIFYSENSORS shall only be vested with the license as provided for in 8.2.2.1 above.

8.2.3 Track 3 - Up Front Exclusive (EXCLUSIVE LICENSE) - Upon the election and approval of Track 3 in the Research Plan (Appendix A) and conditional on IDENTIFYSENSORS’s full and complete performance of its obligations under this Agreement and any applicable Projects, the following rights and obligations shall apply:

8.2.3.1 IDENTIFYSENSORS shall be automatically vested with a non-exclusive, royalty-free license to use Project IP for internal research and development purposes.

8.2.3.2 IDENTIFYSENSORS shall pay a twenty-five percent (25%) fee calculated on the total Project Costs or Twenty-Five Thousand Dollars ($25,000 USD), whichever is greater, charged as part of the Project budget (“Up Front Exclusive IP Fee”). The Up Front Exclusive IP Fee shall be due and payable upon execution of the Research Plan.

8.2.3.3 Upon IDENTIFYSENSORS’s election of Track 3 Up Front Exclusive at the time of approval of the Research Plan (Appendix A), and payment of the Up Front Exclusive IP Fee upon execution of the Research Plan, IDENTIFYSENSORS shall have the following rights:

(a) An option to elect to have a commercial, exclusive, royalty-bearing license to the Project IP (to use, make, have made, import, sell or offer for sale, or sublicense the Project IP ) (an “Up Front Exclusive Option”), which shall expire sixty (60) days following the reporting of the Project IP to IDENTIFYSENSORS (“Up Front Exclusive Option Term”). This reporting of Project IP will identify all contributors of the disclosed Project IP and the final inventorship and ownership of the corresponding intellectual property will be determined at the time of drafting and filing the intellectual property. IDENTIFYSENSORS agrees to notify PRF in writing within the Up Front Exclusive Option Term whether or not IDENTIFYSENSORS wishes to exercise the Up Front Exclusive Option. If IDENTIFYSENSORS does not timely notify PRF within the Up Front Exclusive Option Term, the Up Front Exclusive Option shall automatically expire without notice from PRF, and PRF may dispose of or protect the noticed Project IP in its discretion. The commercial exclusive license available to IDENTIFYSENSORS from PRF pursuant to the Up Front Exclusive Option shall be as follows:

(i)                        PRF and IDENTIFYSENSORS shall negotiate in good faith the terms of an exclusive, world-wide safe use, able to sublicense, royalty-bearing license which shall be in PRF’s standard form, and will contain terms and conditions customary to copyright, patent and technology licenses normally granted by PRF, including without limitation: terms consistent with the provisions of U.S. law applicable to intellectual property funded in whole or in part by the U.S. Government; a reservation of the rights to practice and to grant other not-for-profit organizations the right to practice the Project IP for research, teaching and other incidental educational purposes; royalty payments, reimbursement of expenses; liability limitations; warranty disclaimers consistent with an “as is” license; and indemnity and insurance provisions in favor of PRF and Purdue University.

(ii)                        IDENTIFYSENSORS shall pay PRF an earned royalty of Three Percent (3%) of Gross Receipts equaling or exceeding Five Million US Dollars ($5,000,000 USD). For clarity, any sublicensee Gross Receipts will be considered towards the $5,000,000 USD.

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(iii)                      The negotiation shall be for a period commencing on the date PRF receives IDENTIFYSENSORS’s notice exercising the Up Front Exclusive Option and ending ninety (90) days thereafter (or such longer periods as the parties may mutually agree) (the “Up Front Exclusive Negotiation Period”). During the Up Front Exclusive Negotiation Period, any expenses incurred as a result of IDENTIFYSENSORS’s specific instruction to PRF related to the protection or maintenance of the subject Project IP shall be reimbursed to PRF by IDENTIFYSENSORS within thirty (30) days from the date of invoice to IDENTIFYSENSORS and shall bear interest according to the terms stated on its face. Under Track 3, PRF is the sole party authorized to file and prosecute a patent or trademark applications or copyright registrations for any Purdue Intellectual Property. PRF may be the party authorized or if agreed to by the Parties, IDENTIFYSENSORS may file and prosecute a patent or trademark application(s) or copyright registrations for any Joint Intellectual Property. Counsel for these applications may be jointly chosen by PRF and IDENTIFYSENSORS and PRF or IDENTIFYSENSORS will engage said counsel. The parties will provide IDENTIFYSENSORS and PRF with reasonable opportunity to comment and provide input as to all prosecution and filing activities and will consider all comments and input in good faith to maximize the value of the Joint Intellectual Property.

(b) If IDENTIFYSENSORS does not elect the Up Front Exclusive Option, IDENTIFYSENSORS shall only be vested with the license as provided for in 8.2.3.1 above

8.2.4 Track 4 - Testing - Projects identified and specifically approved in the Research Plan (Appendix A) as testing, whereby the Deliverable Data, as defined in 8.2.4.1, shall be owned by IDENTIFYSENSORS and considered IDENTIFYSENSORS’s confidential information. Purdue Personnel shall refrain from publication or other disclosure to any third-party of any IDENTIFYSENSORS confidential information, except as specifically directed or authorized by IDENTIFYSENSORS. Other aspects of the Project may be published and will include credit to the IDENTIFYSENSORS for support of the Project.

8.2.4.1 IDENTIFYSENSORS understands and agrees Purdue Personnel shall only provide IDENTIFYSENSORS with a summary of data acquired from following the protocol stated in the statement of work (the “Deliverable Data”), and that any inquiry by Purdue Personnel directed to or resulting in any copyrightable work, invention, or discovery is outside the scope of a Track 4 Project and shall not be subject to any obligation of disclosure, assignment, license or license option to IDENTIFYSENSORS.

8.2.5 Track 5 - Facilities Use – Projects identified and specifically approved in the Research Plan (Appendix A) as solely related to IDENTIFYSENSORS’s use of Purdue Facilities and Equipment, whereby all data, images, and other works produced in connection with the IDENTIFYSENSORS’s use of Purdue Facilities and Equipment, together with all intellectual property rights in and to any product of said use, are and will at all times remain IDENTIFYSENSORS’s exclusive property. Purdue will not acquire any rights of any kind whatsoever resulting from access to IDENTIFYSENSORS’s product.

8.3 Purdue will take all steps necessary to cause Project IP to be administered according to the terms and conditions of this Agreement.

8.4 Publication and presentation of research results are of fundamental importance to universities, faculty members, and their research programs. Subject to the confidentiality obligations outlined in Article 4.2, Purdue intends to permit publication of research results in recognized scientific journals and conference proceedings and presentation at conferences and other technical meetings. A copy of any proposed publication or presentation by Purdue Personnel that reports any aspect of the Project, Project IP, or Deliverables (hereinafter called “Manuscript”) will be submitted to IDENTIFYSENSORS and Purdue by the Principal Investigator at least thirty (30) days in advance of submission for publication or presentation.

8.4.1 If IDENTIFYSENSORS notifies Principal Investigator within thirty (30) days of receipt of the Manuscript that IDENTIFYSENSORS provided confidential information must remain restricted under Article 4.2. Principal Investigator will remove the IDENTIFYSENSORS provided confidential information from the Manuscript and resubmit it to IDENTIFYSENSORS for further review in accordance with this Article 8.4.1. The Parties will repeat this process as often as necessary but in no case for a duration to exceed ninety (90) days until all such restricted information is removed to IDENTIFYSENSORS’s reasonable satisfaction. If, at the end of ninety (90) days IDENTIFYSENSORS believes the Manuscript still contains restricted information, the Manuscript will be submitted to the IDENTIFYSENSORS-Purdue Joint Steering Committee for review in accordance with Article 8.4.3.

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8.4.2 If IDENTIFYSENSORS notifies Principal Investigator within thirty (30) days of receipt of the Manuscript that it contains subject matter for which patent protection must be sought prior to publication, Purdue will delay publication for up to ninety (90) days to permit the preparation and filing of a patent application on the subject matter to be disclosed in such Manuscript. After expiration of such 90-day period, or the filing of a patent application on each applicable invention, whichever occurs first, Purdue will (to the extent all restricted information has been removed in accordance with Article 8.4.1) be free to submit the Manuscript and to publish the disclosed results.

8.4.3 To the extent a disagreement may arise between IDENTIFYSENSORS and Purdue as to the application of this provision, the disagreement will be resolved by the IDENTIFYSENSORS-Purdue Joint Steering Committee (JSC). The JSC shall resolve the issue within thirty (30) days by consensus.

8.5 For Purdue Background Intellectual Property introduced into a Project and identified in Appendix A, to the extent Purdue or PRF is not restricted by pre-existing contractual obligations, PRF will provide a limited, revocable, non-exclusive, royalty-free license to use Purdue Background Intellectual Property for use during the term of Project, and upon IDENTIFYSENSORS’s request, Purdue will offer IDENTIFYSENSORS, if available, a license to use Purdue Background Intellectual Property on commercial terms in a separate agreement. For IDENTIFYSENSORS Background Intellectual Property introduced into a Project and identified in Appendix A, IDENTIFYSENSORS will provide a limited, revocable, non-exclusive, royalty-free license to use IDENTIFYSENSORS Background Intellectual Property for use during the term of Project. Purdue agrees that it will not decompile, disassemble, or reverse engineer IDENTIFYSENSORS Background Intellectual Property, unless specifically authorized by IDENTIFYSENSORS.

8.6  n case Joint Intellectual Property includes a United States patent application, and such patent application has been allowed, IDENTIFYSENSORS hereby agrees and shall cause where applicable to list Purdue Research Foundation as the first Assignee in USPTO form PTOL-85 Part B when such form is processed for paying the associated issue fee.

Article 9 - Term and Termination

9.1 This Agreement is effective at the beginning of the Alliance Period and expires at the end of the Alliance Period, unless terminated or extended in accordance with this Agreement

9.2 Any Party may terminate this Agreement without cause if written notice of termination is given to the other party at least six (6) months prior to the proposed date of termination.

9.3 Termination of this Agreement by either Party for any reason will not affect the rights and obligations of the Parties accrued prior to the effective date of termination. Excepting the performance of the Project and delivery of the Deliverables, the rights and obligations of the Parties under this Agreement shall survive termination of this Agreement.

9.4 Each Party will return the confidential information and property of the other within 30 calendar days of the effective date of termination or expiration of this Agreement, unless otherwise instructed. On or promptly after such effective date of termination or expiration, Purdue will deliver to IDENTIFYSENSORS any Deliverables in progress and all data and materials related to them. In the event IDENTIFYSENSORS wants the work transitioned to another institution or facility, Purdue will provide reasonable assistance in that transition and IDENTIFYSENSORS will provide reasonable reimbursement of any expenses incurred by Purdue in assisting that transition.

Article 10 - Independent Contractor; Future Research and Publication

10.1	In the performance of the Project hereunder: 10.1.1 The Parties are independent contractors.

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10.1.2 No Party is authorized or empowered to act as an agent for the other for any purpose and will not, on behalf of the other, enter into any contract, warranty, or representation as to any matter. No Party will be bound by the acts or conduct of the other Party.

10.2 Subject to the confidentiality obligations of Purdue and Purdue Personnel under this Agreement, IDENTIFYSENSORS agrees that neither the existence of this Agreement nor the participation of Purdue Personnel in the Project shall operate to restrict Purdue Personnel from participation in any research inquiry or publication that is outside of the Project and does not employ IDENTIFYSENSORS Background Intellectual Property or Project IP.

Article 11 – Notices

11.1 Notices and communications will be addressed to the Party to receive such notice or communications at the address given below, or such other address as may hereafter be designated by notice in writing:

If to COMPANY:	IdentifySensors

20600 Chagrin Blvd. Suite 450
Shaker Heights, OH 44122
info@identifysensors.com

If to Purdue for	Sponsored Program Services Contracting
contractual	Purdue University
matters	Young Hall, 155 S. Grant St.

West Lafayette, Indiana 47907-2114
Phone: 765.494.1055
Email: spscontr@purdue.edu

If to Purdue:	Thomas G. Sors, PhD
for Project	Assistant Director
matters	Purdue Institute of Inflammation, Immunology and Infectious Disease Hall for Discovery and Learning Research 207 S. Martin Jischke Drive, Room 436
Phone: 765.494.1678
Email: tsors@purdue.edu
If to PRF	Office of Technology Commercialization
for Project	Attn: Director
matters	Purdue Research Foundation
1281 Win Hentschel Blvd.
West Lafayette, Indiana 47906
Phone: 765.588.3470
Email: otcip@prf.org

Article 12 – Indemnity; Disclaimer; Limitation of Liability

12.1 IDENTIFYSENSORS agrees to indemnify, hold harmless and defend Purdue, the Trustees of Purdue University, PRF and their respective officers, directors, trustees, employees and agents against any and all claims, demands, actions, liability and expenses, related to or arising out of: (a) use by Purdue Personnel according to IDENTIFYSENSORS’s instructions of any equipment or materials supplied by IDENTIFYSENSORS in furtherance of the Project; and, (b) IDENTIFYSENSORS’s use of any research performed pursuant to this Agreement, including but not limited to the development, testing, manufacturing, sale, disposition or use of any product, device or object that employs any Project research or relies upon any Deliverables or Project IP.

12.2 PURDUE AND PRF MAKE NO WARRANTY OF ANY KIND TO IDENTIFYSENSORS. PURDUE AND PRF DISCLAIM ANY AND ALL WARRANTIES BOTH EXPRESS AND IMPLIED WITH RESPECT TO: (A) ANY INTELLECTUAL PROPERTY’S OR DELIVERABLE’S MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, AND (B) ANY INTELLECTUAL PROPERTY’S DELIVERABLE’S NON-INFRINGEMENT OF ANY PATENT.

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12.3 The cumulative liability of Purdue or PRF to IDENTIFYSENSORS for any claim, demand, or action arising out of or relating to the Project, and the Deliverables shall not exceed the total amount paid to Purdue for the Project. Without limiting the foregoing, in no event shall Purdue or PRF be liable for any business expense; machine down time; loss of profits; any incidental, special, exemplary, or consequential damages; or any claims or demands brought against IDENTIFYSENSORS or IDENTIFYSENSORS’s customers even if Purdue or PRF has been advised of the possibility of such claims and demands. The foregoing limitation of liability will survive any termination of this Agreement and will apply without regard to any other provision of this Agreement that may have been breached or have been proven ineffective.

Article 13 – Export Control

13.1 The Parties and the rights and obligations specified in this Agreement are subject to United States laws and regulations controlling the export of goods, software, and technology, including technical data, laboratory prototypes, and other commodities, including “deemed exports,” and shall comply with all applicable laws and regulations, including the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”), and the laws and regulations implemented by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”). “Deemed export” means any release of technology to a foreign national within the United States. Technology is released for export when it is (i) made available to foreign nationals for visual inspection, (ii) exchanged orally, or (iii) made available by practice or application under the guidance of persons with knowledge of the technology. Diversion contrary to U.S. law is prohibited.

13.2 Notwithstanding anything to the contrary in this Agreement, if a license to export a Deliverable cannot be responsibly obtained from the concerned government agency, Purdue’s obligations under this Agreement with respect to the Deliverable shall be limited to conform to the lack of an export license. The Parties agree that compliance with any applicable export control laws and regulations, including the Arms Export Control Act, ITAR, EAR, and the laws and regulations implemented by OFAC which adversely affect a Research Project and/or any Deliverable or grant of intellectual property rights hereunder, shall not constitute a breach of this Agreement.

13.3 If either Party intends to transmit information to the other that the disclosing party determines to be export controlled, the disclosing Party must identify and label the information as export controlled specifying which authority (EAR or ITAR) governs the restriction and providing the Export Control Classification Number (ECCN) for all information restricted under the EAR. The receiving Party reserves the right to elect not to receive export controlled information. If the receiving Party chooses instead to accept export controlled information, then a plan for receipt, use, and dissemination of such export-controlled information must be developed and agreed to by a business officer of the receiving Party prior to such disclosure. The Principal Investigator or other scientific or technical contact of the receiving Party may not elect, and does not have the authority to elect, to receive export-controlled information without the approval of a business officer.

Article 14 - Governing Law; Severance

14.1 This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the laws of the State of Indiana (without regard to conflict of law rules) and the United States of America. The operation of this Agreement shall at all times be subordinate to federal regulatory requirements for the conduct of research at Purdue.

14.2 This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Indiana, U.S.A. Any justiciable dispute between Purdue and IDENTIFYSENSORS shall be determined solely and exclusively under the substantive law of the State of Indiana by a court of competent jurisdiction in in Indiana, except as pre-empted by or prohibited by 15 USC §1692i, as hereinafter amended from time to time, other federal statutes, or state laws and regulations, including consumer protection laws but excluding general preferred venue rules or laws.

14.3 In the event that any term or condition of this Agreement is determined to be inconsistent with any law applicable to said research or licensing, that term or condition will be modified or severed from this Agreement as necessary to ensure compliance with law and the continuation of this Agreement.

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Article 15 – Assignment

15.1 The rights and obligations under this Agreement are personal to the Parties. Neither party may assign or transfer this Agreement in whole or part, to any other party without the prior written consent of the other, and any attempted transfer in violation of this section will be voidable at the option of the non-transferring party; provided that, IDENTIFYSENSORS retains the unilateral right to assign this Agreement to any Affiliate of IDENTIFYSENSORS with prior notice to Purdue, and Purdue reserves the unilateral right to assign this Agreement to Purdue International, Inc., which is Purdue’s Affiliate for performing certain types of international activity. For purposes of this Agreement, an assignment or transfer means and includes any merger, acquisition, re-organization or other legal change in the ownership or control of a party.

Article 16 - General

16.1 This instrument contains the entire agreement between the parties with respect to the subject matter hereof, and any representation, promise or condition in connection therewith not incorporated herein will not be binding on either party. Any extension in a Project’s duration or increase in funding may be accomplished by written confirmation via email or letter from an authorized representative of the IDENTIFYSENSORS to an authorized representative of Purdue’s Sponsored Program Services office. This provision does not preclude accomplishment of the same by an amendment or other contractual mechanism agreed upon by the Parties. Any other change in the terms and conditions of this Agreement must be made in writing and signed by authorized representatives of the Parties.

16.2 This instrument contains all the terms and conditions of purchase between the Parties. Purdue shall send invoices for all amounts due under this Agreement as described in Appendix A. If IDENTIFYSENSORS subsequently initiates work with a document entitled Purchase Order, the terms of this Agreement supersede the terms of the Purchase Order.

16.3 If either party fails to fulfill its obligations under this Agreement (other than an obligation for the payment of money), and such failure is due to circumstances beyond its reasonable control, including, but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the Parties to resume performance under this Agreement; provided, however, that if such time extends for a period of more than one hundred eighty (180) days, then either Party may exercise its right to terminate this Agreement pursuant to the terms of Article 9.

The remainder of this page is intentionally left blank

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the day and year first above written.

IDENTIFYSENSORS	PURDUE UNIVERSITY

By: /s/ Gregory Hummer	By: /s/ Ken Sandel

Title: CEO	Title: Ken Sandel, Senior Director SPS

Date: 7-27-20	Date: 7/21/20

PURDUE RESEARCH FOUNDATION

By: Brook L. Beier

Title: Vice President, OTC

Date: 7/21/2020

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APPENDIX A

RESEARCH PLAN SPECIFICATIONS

Upon execution by the parties below, the Research Plan specified herein shall be awarded and performed in accordance with the STRATEGIC ALLIANCE AGREEMENT effective _______, ____ (which is incorporated herein in its entirety) between Purdue University (“Purdue”) and IdentifySensors (“IDENTIFYSENSORS”). The Research Plan shall include the following information:

1. RESEARCH PLAN/PROJECT TITLE: Title of your research proposal/project.

2. PROJECT DESCRIPTION: Detailed narrative on the proposed research/project and its regional impact in Area.

3. PERIOD OF PERFORMANCE FOR PROJECT: start date and end date.

4. SCOPE/STATEMENT OF WORK: Detailed narrative on the extent of the research/project and objectives including use of Purdue/ IDENTIFYSENSORS research facilities, faculty, student, etc. This section would include plans for expanding the research, developing a prototype, and creation of IP for potential licensing/startup activity, etc.

5. INTELLECTUAL PROPERTY TRACK ELECTION: (Select only one box for each Project)

☐	Track 1 – Standard Research (NON-EXCLUSIVE INTERNAL RESEARCH & DEVELOPMENT LICENSE & OPTION FOR EXCLUSIVE LICENSE) (8.2.1) ☐ Track 2 – Up Front CNERF (UP FRONT CNERF LICENSE & OPTION FOR EXCLUSIVE LICENSE) (8.2.2)
☐	Track 3 – Up Front Exclusive (UP FRONT EXCLUSIVE LICENSE) (8.2.3)
☐	Track 4 - Testing (8.2.4)
☐	Track 5 – Facilities Use (8.2.5)

6. BACKGROUND INTELLECTUAL PROPERTY PROVIDED BY A PARTY: In accordance with the Strategic Alliance Agreement, Purdue Background Intellectual Property or IDENTIFYSENSORS Background Intellectual Property introduced into a Project should be identified in this Appendix A. At any point during the Project this list should be updated and amended in accordance with Article 8.5.

7. TIMELINE & DELIVERABLES: (use bullets)

•	Do not limit your timeline or deliverables to any prescribed cutoff date. Build the timeline and deliverables all the way to project completion.
•	List major milestones & deliverables.
•	Final Deliverables

8. PROJECT COSTS:

IDENTIFYSENSORS agrees to pay the Project Costs of the Research Plan described in this Appendix A in the amount of $           , and payable upon execution of the Research Plan.

The invoices for the payment of Research Plan will be sent to:

Contact person:
Address:

Phone:
Secondary contact:
Email/E-Invoice:

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Payments by Check:

Payments will be made to Purdue University and mailed to:

Purdue University

Sponsored Program Services
23510 Network Place

Chicago, Illinois 60673-1235

Payments by ACH and Wire:

Purdue University’s bank account details for ACH and WIRE payments is listed below:

Bank Name:	JPMorgan Chase Bank, N.A.
Account Title:	Purdue Incoming Electronic Payment ZBA
Account Number:	XXXXXXX

Wire Detail:

Street Address:	270 Park Avenue, New York, NY 10003
Routing Number:	XXXXXX
Swift Code:	XXXXXXX

EFT/ACH Detail:

Street Address:	10 S. Dearborn Street 36th Floor, Chicago, IL 60603
Routing Number:	XXXXXXXXX

Any payment related questions or concerns should be directed to spscash@purdue.edu.

The memorandum section of the wire must specify the invoice number or award number. Purdue University only accepts wires in U.S. Dollars. Electronic transactions may be returned within 45 days if the transaction information is insufficient.

9.        PURDUE PRINCIPAL INVESTIGATOR: Name of Purdue PI

10.     IDENTIFYSENSORS PRINCIPAL INVESTIGATOR: If known, the name and department/college of the IDENTIFYSENSORS PI.

IDENTIFYSENSORS	PURDUE UNIVERSITY

By: __________________	By: __________________
__________________	__________________
__________________	__________________
Date: _________________	Date:_________________

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APPENDIX B

Joint Steering Committee and Governance Plan

Projects that fall under the Agreement will operate under the direction of a IDENTIFYSENSORS-Purdue Joint Steering Committee (JSC) and subsequent governing structure. The JSC is designed to serve as the overall approval mechanism for Annual Plan and Project(s) defined therein. The JSC is responsible for the following:

•	Review and approve the Annual Plan and Research Plans or Projects (including the Budget contained therein), annual updates, and any modifications including designating certain targets and pathways for investigation and development under a given Research Plan;
•	Review and after consultation with respective IP Offices, approve the contributions of know-how, etc. considered by the respective Parties to constitute Background Intellectual Property;
•	Determine if any given Project should be terminated early or expanded;
•	Appoint and oversee additional committees or working groups responsible for certain specific matters, as and to the extent necessary and appropriate; and
•	Perform such other responsibilities as may be agreed upon by the Parties, in writing, from time to time; and
•	Provide annual summary report of all ongoing projects to stakeholders.

In addition to the formation of the JSC, when a research project is undertaken, teams with a technical representative from IDENTIFYSENSORS are assigned. These team are comprised of subject matter experts with one (1) representative from each division in IDENTIFYSENSORS participating in the Research Plan and the Purdue Principal Investigator for each Project defined within the Annual Plan. All other projects will have an IDENTIFYSENSORS and Purdue representative charged with leading the project. These teams will provide the JSC quarterly review of all Projects and Project activities and status will be provided to the JSC – for research-based projects, reports will include a technical perspective. Other activities of the teams include;

•	Determining whether sufficient progress has been made towards milestones as laid out in the Research Plan/Project Plan on a quarterly basis;
•	Determining if the project has evolved to address a novel research question not originally identified in the Research/Project Plan, and if so, propose an amendment to the Research/Project Plan to include a new line of inquiry;
•	Ensure that agreed upon Deliverables provide all required technical components;
•	Document the contribution of each Party’s Background Intellectual Property;
•	On an annual basis, to make recommendations to the JSC of the technical merit of each Project (both existing and new) as defined in the Annual Plan;
•	Fiscal oversight of Projects;
•	Monitor the performance, progress, and results for each Project, including managing the Projects, Project Budgets, Deliverables, and the sharing of results;
•	Monitor and review the findings and recommendations pertaining to each Project;
•	Facilitating the exchange of information in compliance with this Agreement in order to further the Annual Plan and ensure that issues are addressed timely;
•	Submit annual report to the JSC for each Project; and
•	Propose new Projects for consideration by the JSC.

It is anticipated that annually a set of projects will be delivered to the JSC for consideration and an annual allocation of funding would be approved for a sub-set of the submitted projects. These approved projects would be monitored over their term to ensure they are achieving the desired outcomes and deliverables. Additional and supplemental projects may be elevated within the governance structure for review and approval but it is anticipated that a bulk of the projects would be approved as part of the planning and approval process.

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APPENDIX C

IDENTIFYSENSORS PERSONNEL VISITING SCHOLAR APPOINTMENT LETTER

Date

Name

Re: Visiting Scholar Appointment at Purdue University

Dear Name:

On behalf of XXXXXXXX, it is my sincere pleasure to offer you a Visiting Scholar appointment from XXXXXX through XXXXXXXX, in the Department of XXXXXXX, under the direction of XXXXXX, Principal Investigator and working under the IDENTIFYSENSORS-Purdue Alliance Agreement Effective XXXXXXX. This offer is contingent upon the satisfaction of various conditions as described in this letter.

Visiting Scholars are invited to the University to engage in scholarly activities for their own academic enrichment and that of the department in which they have an appointment. XXXXXXXX will serve as your principal point of contact while you are at Purdue University. Although you have no formal departmental duties, we hope that you have become an active member of our scholarly community and have been participating in University events. It is expected that you will XXXXXXX

You will be eligible to purchase a parking permit during the length of your appointment, but prior to leaving the University, we ask that you return your permit to Parking Facilities. The permit is nontransferable.

As a Visiting Scholar at Purdue University, your research conducted at Purdue is subject to all applicable Purdue University policies, as they may be amended from time to time. Visiting Scholars will follow the directions and instructions of Purdue Personnel with respect to the Equipment, Facility and Safety. It is your responsibility to become acquainted with the following policies, which are specifically incorporated into this letter:

1.	Classes of Purdue University Appointments for Personnel Not on the University Payroll (C-12)
2.	Intellectual Property (I.A.1)
3.	Anti-Harassment (III.C.1)
4.	Adverse Weather Conditions (IV.A.6)
5.	Alcohol- and Drug-Free Campus and Workplace Policy (C-44)
6.	Campus Security and Crime Statistics (IV.A.2)
7.	Persona Non Grata (IV.A.5)
8.	Postings Policy (IV.B.2)
9.	Providing Equipment, Material and Services to Outside Firms, Organizations and Staff Members for Non-University Purposes, Policy for (VPBS 88)
10.	Retailing, Commercial Soliciting, Canvassing, Sponsorship, and Marketing Activities on the Campuses of Purdue University, Regulations Regarding (IV.B.3)
11.	Use and Assignment of University Facilities, Regulations Governing (IV.B.1)
12.	Violent Behavior (IV.A.3)
13.	IT Resource Acceptable Use Policy (VII.A.2)
14.	Compliance with HIPAA Privacy Regulations (VIII.A.1)

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Please note that policy I.A.1 referenced above normally requires Visiting Scholars who create intellectual property (“IP”) in the course of conducting research at Purdue University to execute a general assignment of such IP in favor of Purdue, subject to certain exceptions, including one for certain scholarly and instructional copyrightable works. Purdue recognizes that you are currently an employee of IDENTIFYSENSORS and IDENTIFYSENSORS and Purdue have entered into an Alliance Agreement. Therefore, any intellectual property owned by Purdue or IDENTIFYSENSORS prior to this appointment or developed by either Party independently from this appointment (“Background IP”) will continue to belong to that Party. New intellectual property will be handled in one of three ways:

1.	New intellectual property conceived and reduced to practice by you under the IDENTIFYSENSORS-Purdue Alliance Research Plans will be governed by the IDENTIFYSENSORS-Purdue Alliance Agreement IP terms and conditions outlined in Article 8.
2.	New intellectual property conceived and reduced to practice by you using Purdue’s resources and facilities shall be owned by Purdue and shall be administered in accordance with Purdue policy I.A.1 referenced above (“Purdue IP”).
3.	New intellectual property conceived and reduced to practice by you using IDENTIFYSENSORS resources and facilities shall be owned by IDENTIFYSENSORS and shall be administered in accordance with IDENTIFYSENSORS’s intellectual property policies.

This letter and the policies referenced above contain the entire agreement concerning your appointment with the University. If these terms are acceptable and if you assent to the assignment of Purdue Intellectual Property, as described above and defined in Policy I.A.1, please sign where indicated below and return a signed copy to me by XXXXXX.

The faculty and staff look forward to your continued stay in the Department of XXXXXXXXX and working with you. We trust that it is mutually rewarding.

Sincerely,

Name
Title

I have read and understand this letter and the policies referenced above, I agree to the terms and conditions of this appointment.

Visiting Scholar	Date	IDENTIFYSENSORS	Date

cc: Business Office

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